EXHIBIT 99.1

Immunomedics Announces First Quarter Fiscal 2013 Results and Clinical Program Developments

MORRIS PLAINS, N.J., Nov. 8, 2012 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases, today reported financial results for the first quarter ended September 30, 2012. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

First Quarter Fiscal 2013 Results

The Company reported total revenues of $1.1 million for both the first quarter of fiscal year 2013, which ended September 30, 2012, and for the same quarter last fiscal year. Total costs and expenses for the current quarter were $8.6 million as compared to $6.3 million for the same period in fiscal year 2012. This resulted primarily from a $2.2 million increase in research and development expenses. Research and development expenses in the fiscal quarter ended September 30, 2012 did not include expense reimbursements that had been received under a collaborative agreement in the prior year. We do not expect to receive any significant expense reimbursements subsequent to September 30, 2012. The increase in research and development expenses was the primary reason for the larger net loss attributable to our stockholders of $7.4 million, or $0.10 per share, for the current quarter, as compared to net loss attributable to our stockholders of $5.1 million, or $0.07 per share, for the same period last year.

The Company has no long-term debt and as of September 30, 2012, cash and cash equivalents totaled $25.5 million. The rate of cash utilization for the first quarter of the Company's fiscal year was higher than the expected annual cash burn rate, due to the historical pattern of paying insurance renewals and certain employee incentive compensation during the three-month period ended September 30th. The Company believes it has sufficient funds to continue its operations and research and development programs for at least the next twelve months, after taking into consideration a reduction or delay of certain planned discretionary spending, if necessary.

"Our expenses this first quarter were in line with our expectations," commented Gerard G. Gorman, Senior Vice President Finance and Chief Financial Officer. "We are preparing a number of key presentations at upcoming medical conferences, which will highlight the progress we, our corporate partner and outside collaborators have made in advancing our clinical pipeline."

The Company's key clinical developments and future planned activities:

Epratuzumab

  Results from an open-label extension study in which patients with moderately-to-severely active lupus who had previously enrolled in the ALLEVIATE trials received continued epratuzumab treatment, will be presented at the 2012 American College of Rheumatology Annual Scientific Meeting scheduled for November 9 - 14, 2012. The data will show the long term effects in patients for approximately four years.
  The Southwest Oncology Group will report results from its Phase II trial of epratuzumab combined with chemotherapy in adult patients with relapsed or refractory acute lymphocytic leukemia on Sunday, December 9, 2012 at the 54th Annual Meeting of the American Society of Hematology (ASH).

Epratuzumab tetraxetan

  The European cooperative group, The Lymphoma Study Association or LYSA, will report results from its Phase II prospective trial of yttrium-90 (Y-90)-labeled epratuzumab tetraxetan as a consolidation therapy following R-CHOP in elderly patients with diffuse large B-cell lymphoma in an oral presentation at ASH on Tuesday, December 11, 2012.
  At the same medical conference, Phase I results of combination therapy targeting two different antigens with Y-90-labeled epratuzumab tetraxetan and veltuzumab in patients with aggressive lymphoma will be presented on Monday, December 10, 2012.

Veltuzumab

  Following the voluntary close to enrollment of the VELVET dose-range finding trial on November 10, 2011, Takeda-Nycomed has decided to redesign the study protocol and start a new trial as soon as possible. The new clinical trial will be conducted with veltuzumab supplied by Takeda-Nycomed's commercial-scale manufacturer.

  All patients treated in the VELVET study have completed all scheduled safety assessments as of October 1, 2012. In the VELVET trial, a total of 11 patients received trial medication (last administration on November 9, 2011) prior to the voluntary close to enrollment. No efficacy conclusions, according to protocol, can be drawn from the 11 patients treated, and an abbreviated study report will be prepared. Based on the collected clinical data from this study, there are no new clinical safety signals and no increased clinical safety risk observed to date. The VELVET study is now terminated.
  Results from a Phase I/II study of subcutaneous injections of low-dose veltuzumab in relapsed immune thrombocytopenia will be reported in an oral presentation at the 54th ASH Annual Meeting on Monday, December 10, 2012.
  Phase I/II results of subcutaneous injections of low doses of veltuzumab in chronic lymphocytic leukemia will also be presented at the same Annual Meeting on Sunday, December 9, 2012.

Milatuzumab

  A preclinical study of milatuzumab in a humanized-mouse model of acute graft-versus-host disease will be presented on Monday, December 10, 2012 at the 54th Annual Meeting of ASH. Part of this study has been published in Biology of Blood and Marrow Transplantation (2012), doi: 10.1016/j.bbmt.2012.09.015.

hRS7-SN-38

  A Phase I trial of hRS7-SN-38 for the potential treatment of certain solid cancers is expected to begin in the second half of calendar year 2012.

Conference Call

The Company will host a conference call and live audio webcast on Friday, November 9, 2012 at 10:00 a.m. Eastern Time to discuss financial results for the first quarter of fiscal year 2013, and review key clinical developments and future planned activities. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 39325725. The conference call will be webcast via the Investors page on the Company's website at www.immunomedics.com. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company's website for 30 days through December 8, 2012.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel DOCK-AND-LOCK™ (DNL™) method with us for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 206 patents active in the United States and more than 400 foreign patents, protects our product candidates and technologies. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with any cash payment that the Company might receive in connection with a sublicense involving a third party and UCB, which is not within the Company's control, new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

	September 30, 2012	June 30, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$ 25,520,318	$ 32,838,096
Accounts receivable, net of allowance for doubtful accounts	638,245	659,958
Inventory	478,982	415,876
Other receivables	523,630	389,002
Prepaid expenses	902,304	582,601
Other current assets	18,628	593,900
	28,082,107	35,479,433

Property and equipment, net	2,385,936	2,527,500
Value of life insurance policies	602,638	598,288
Other long-term assets	30,000	30,000

	$ 31,100,681	$ 38,635,221

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$ 4,999,075	$ 5,594,800
Other liabilities	1,326,091	1,301,212
Stockholders' equity	24,775,515	31,739,209

	$ 31,100,681	$ 38,635,221

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,
	2012	2011

Revenues:
Product sales	$ 733,187	$ 859,867
Research & development	318,231	284,787
Total Revenues	1,051,418	1,144,654
Costs and Expenses	8,608,630	6,287,526
Operating Loss	(7,557,212)	(5,142,872)
Interest and Other Income	168,884	29,955
Loss before Income Tax Expense	(7,388,328)	(5,112,917)
Income Tax Expense	(19,669)	(13,964)
Net Loss	(7,407,997)	(5,126,881)
Less Net Loss attributable on noncontrolling interest	(25,932)	(26,114)
Net Loss attributable to Immunomedics, Inc. stockholders	$ (7,382,065)	$ (5,100,767)

Net Loss per Common Share attributable to Immunomedics, Inc. stockholders (basic and diluted):	$ (0.10)	$ (0.07)

Weighted average number of common shares outstanding (basic and diluted):	75,610,238	75,435,131
CONTACT: For More Information:
         Dr. Chau Cheng
         Senior Director, Investor Relations & Grant Management
         (973) 605-8200, extension 123
         ccheng@immunomedics.com